Exhibit 12.1

COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

(In thousands)

	Six Months Ended June 30,		Year Ended December 31,
	Pro Forma 2006	2006	Pro Forma 2005		2005		2004	2003	2002		2001
Earnings
Pre-tax income (loss)	$159,415	$61,246	$(30,924)		$(25,697)		$9,246	$990	$(6,882)		$(12,551)
Fixed charges	56,581	21,353	117,965		25,795		3,269	528	618		925

Total earnings	$215,996	$82,599	$87,041		$98		$12,515	$1,518	$(6,264)		$(11,626)

Fixed charges
Interest expense and amortization of finance costs	$55,815	$21,134	$116,470		$25,551		$3,178	$476	$558		$868
Rental expense representative of interest factor	766	219	1,495		244		91	52	60		57

Total Fixed charges	$56,581	$21,353	$117,965		$25,795		$3,269	$528	$618		$925

Ratio of earnings to fixed charges	3.8	3.9	—	(1)	—	(2)	3.8	2.9	—	(3)	—	(4)

Total Fixed charges	$56,581	$21,353	$117,965		$25,795		$3,269	$528	$618		$925
Pre-tax preference dividend requirements	345	352	693		680		507	456	447		322

Total fixed charges plus preference dividends	$56,926	$21,705	$118,658		$26,475		$3,776	$984	$1,065		$1,247

Ratio of earnings to combined fixed charges and preference dividends	3.8	3.8	—	(5)	—	(6)	3.3	1.5	—	(7)	—	(8)

(1)	Due to the Company’s loss in 2005, the ratio coverage was less than 1:1. The Company must generate additional earnings of $30.9 million to achieve a coverage ratio of 1:1.
(2)	Due to the Company’s loss in 2005, the ratio coverage was less than 1:1. The Company must generate additional earnings of $25.7 million to achieve a coverage ratio of 1:1.
(3)	Due to the Company’s loss in 2002, the ratio coverage was less than 1:1. The Company must generate additional earnings of $6.9 million to achieve a coverage ratio of 1:1.
(4)	Due to the Company’s loss in 2001, the ratio coverage was less than 1:1. The Company must generate additional earnings of $12.6 million to achieve a coverage ratio of 1:1.
(5)	Due to the Company’s loss in 2005, the ratio coverage was less than 1:1. The Company must generate additional earnings of $31.6 million to achieve a coverage ratio of 1:1.
(6)	Due to the Company’s loss in 2005, the ratio coverage was less than 1:1. The Company must generate additional earnings of $26.4 million to achieve a coverage ratio of 1:1.
(7)	Due to the Company’s loss in 2002, the ratio coverage was less than 1:1. The Company must generate additional earnings of $7.3 million to achieve a coverage ratio of 1:1.
(8)	Due to the Company’s loss in 2001, the ratio coverage was less than 1:1. The Company must generate additional earnings of $12.9 million to achieve a coverage ratio of 1:1.